Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Dottie McCallen dmccallen@unum.com
INVESTORS	Matt Royal investorrelations@unum.com

Unum Group Reports First Quarter 2025 Results

•Net income of $189.1 million ($1.06 per diluted common share) for the first quarter of 2025; after-tax adjusted operating income was $365.5 million ($2.04 per diluted common share).

•Operating results include solid top-line trends with core operations premium growth of 4.2 percent on a constant currency basis, and margins in-line with expectations.

•Strong balance sheet with holding company liquidity of $2.2 billion and weighted average risk-based capital ratio of approximately 460 percent, well in excess of targets; traditional U.S. life insurance statutory operating earnings of $489.8 million.

•Book value per common share of $63.78 grew 19.5 percent over the year-ago quarter; book value per common share excluding accumulated other comprehensive income (AOCI) of $76.17 grew 10.8 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (April 29, 2025) - Unum Group (NYSE: UNM) today reported net income of $189.1 million ($1.06 per diluted common share) for the first quarter of 2025, compared to net income of $395.2 million ($2.04 per diluted common share) for the first quarter of 2024.

Included in net income for the first quarter of 2025 are the after-tax amortization of the cost of reinsurance of $7.6 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $5.4 million ($0.03 per diluted common share), and a net after-tax investment loss on the Company’s investment portfolio of $163.4 million ($0.91 per diluted common share). Included in net income for the first quarter of 2024 are the after-tax amortization of the cost of reinsurance of $8.2 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $5.7 million ($0.04 per diluted common share), and a net after-tax investment loss on the Company’s investment portfolio of $0.8 million (de minimis amount per diluted common share). Excluding the items above, after-tax adjusted operating income was $365.5 million ($2.04 per diluted common share) in the first quarter of 2025, compared to $409.9 million ($2.12 per diluted common share) in the first quarter of 2024.

“With solid earned premium growth, enhanced capital strength, and our previously announced long-term care reinsurance transaction, we continued to execute against our strategy during the first quarter of 2025” said Richard P. McKenney, president and chief executive officer. "Our customers continue to value the products and services we provide as we fulfill our purpose to help the working world thrive throughout life’s moments. With a resilient business model and strong balance sheet, we remain focused on delivery against our growth goals and returning capital to our shareholders.”

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains or losses, the amortization of the cost of reinsurance, the impact of non-contemporaneous reinsurance, and reserve assumption updates. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. Reserve assumption updates may result in increases or decreases to earnings. These performance measures are in accordance with U.S. generally accepted accounting principles (GAAP) guidance for segment reporting, but they should not be viewed as a substitute for income before income tax, net income, or net loss.

Unum US Segment

Unum US reported adjusted operating income of $329.1 million in the first quarter of 2025, a decrease of 14.6 percent from $385.2 million in the first quarter of 2024. Premium income increased 4.3 percent to $1,780.9 million in the first quarter of 2025, compared to $1,707.4 million in the first quarter of 2024. Net investment income declined 5.2 percent to $148.9 million in the first quarter of 2025, compared to the $157.0 million in the first quarter of 2024.

Within the Unum US operating segment, the group disability line of business reported a 27.7 percent decrease in adjusted operating income to $119.2 million in the first quarter of 2025, compared to $164.8 million in the first quarter of 2024. Premium income for the group disability line of business increased 0.4 percent to $782.8 million in the first quarter of 2025, compared to $779.8 million in the first quarter of 2024, driven primarily by prior period sales, partially offset by lower persistency and a decline in medical stop-loss premium. Net investment income decreased 4.9 percent to $74.0 million in the first quarter of 2025, compared to $77.8 million in the first quarter of 2024, due to a lower level of invested assets and a decrease in the yield on invested assets. The benefit ratio for the first quarter of 2025 was 61.8 percent, compared to 57.5 percent in the first quarter of 2024, due to higher incidence in our long-term disability and short-term disability product lines. Group long-term disability sales were $43.1 million in the first quarter of 2025, a decrease of 21.1 percent from $54.6 million in the first quarter of 2024. Group short-term disability sales were $31.9 million in the first quarter of 2025, a decrease of 11.1 percent from $35.9 million in the first quarter of 2024. Persistency in the group long-term disability product line was 90.7 percent for the first three months of 2025, compared to 93.1 percent for the first three months of 2024. Persistency in the group short-term disability product line was 87.5 percent for the first three months of 2025, compared to 91.3 percent for the first three months of 2024.

The group life and accidental death and dismemberment line of business reported a 12.2 percent decrease in adjusted operating income to $69.2 million in the first quarter of 2025 compared to $78.8 million in the first quarter of 2024. Premium income for this line of business increased 5.3 percent to $514.4 million in the first quarter of 2025, compared to the $488.4 million in the first quarter of 2024 due primarily to higher sales and in-force block growth, partially offset by lower persistency. Net investment income decreased 17.3 percent to $18.2 million in the first quarter of 2025, compared to $22.0 million in the first quarter of 2024 due to a decrease in the yield on invested assets and a decrease in the level of invested assets. The benefit ratio in the first quarter of 2025 was 69.3 percent, compared to 68.2 percent in the first quarter of 2024, due to higher incidence and higher average claims size in the accidental death and dismemberment product line. Group life and accidental death and dismemberment sales were $44.4 million in the first quarter of 2025, an increase of 3.7 percent from $42.8 million in the first quarter of 2024. Persistency in the group life product line was 89.2 percent for the first three months of 2025, compared to 91.7 percent for the first three months of 2024. Persistency in the accidental death and dismemberment product line was 87.9 percent for the first three months of 2025, compared to 91.4 percent for the first three months of 2024.

The supplemental and voluntary line of business reported a decrease of 0.6 percent in adjusted operating income to $140.7 million in the first quarter of 2025, compared to $141.6 million in the first quarter of 2024. Premium income for the supplemental and voluntary line of business increased 10.1 percent to $483.7 million in the first quarter of 2025, compared to $439.2 million in the first quarter of 2024, due to the impacts from the recapture of a previously ceded block of business in the individual disability product line in the first quarter of 2025. Also impacting the comparison is favorable persistency and higher prior period sales in the voluntary benefits and dental and vision product lines. Net investment income was $56.7 million in the first quarter of 2025, which was generally consistent

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with $57.2 million in the first quarter of 2024. The benefit ratio for the voluntary benefits product line was 44.1 percent in the first quarter of 2025, compared to 33.8 percent in the first quarter of 2024, driven by less favorable benefit experience in the critical illness, accident, and hospital indemnity products. The benefit ratio for the individual disability product line was 35.5 percent, for the first quarter of 2025, compared to 41.1 percent in the first quarter of 2024, due primarily to favorable recoveries. The benefit ratio for the dental and vision product line was 73.7 percent for the first quarter of 2025, compared to 72.4 percent in the first quarter of 2024, due primarily to higher claims incidence. Relative to the first quarter of 2024, sales in the voluntary benefits product line increased 13.9 percent in the first quarter of 2025 to $122.9 million. Sales in the individual disability product line increased 11.8 percent to $23.7 million in the first quarter of 2025. Sales in the dental and vision product line decreased 1.7 percent in the first quarter of 2025 to $11.5 million. Persistency in the voluntary benefits product line was 76.8 percent for the first three months of 2025, compared to 75.7 percent for the first three months of 2024. Persistency in the individual disability product line was 88.2 percent for the first three months of 2025, compared to 89.2 percent for the first three months of 2024. Persistency in the dental and vision product line was 82.2 percent for the first three months of 2025, compared to 80.5 percent for the first three months of 2024.

Unum International Segment

The Unum International segment reported adjusted operating income of $38.7 million in the first quarter of 2025, an increase of 3.5 percent from $37.4 million in the first quarter of 2024. Premium income increased 6.5 percent to $246.7 million in the first quarter of 2025, compared to $231.7 million in the first quarter of 2024. Net investment income increased 9.2 percent to $28.5 million in the first quarter of 2025, compared to $26.1 million in the first quarter of 2024. Sales decreased 19.1 percent to $36.9 million in the first quarter of 2025, compared to $45.6 million in the first quarter of 2024.

The Unum UK line of business reported adjusted operating income, in local currency, of £29.5 million in the first quarter of 2025, an increase of 4.6 percent from £28.2 million in the first quarter of 2024. Premium income was £161.5 million in the first quarter of 2025, an increase of 4.9 percent from £154.0 million in the first quarter of 2024, due primarily to in-force block growth. Net investment income was £20.1 million in the first quarter of 2025, an increase of 9.2 percent from £18.4 million in the first quarter of 2024, primarily due to higher income from inflation index-linked bonds. The benefit ratio was 67.1 percent in the first quarter of 2025, compared to 68.1 percent in the first quarter of 2024, due primarily to lower incidence in the supplemental product line. Sales decreased 28.0 percent to £21.3 million in the first quarter of 2025, compared to £29.6 million in the first quarter of 2024. Persistency in the group long-term disability product line was 92.1 percent for the first three months of 2025, compared to 92.7 percent for the first three months of 2024. Persistency in the group life product line was 88.9 percent for the first three months of 2025, compared to 88.3 percent for the first three months of 2024. Persistency in the supplemental product line was 89.4 percent for the first three months of 2025, compared to 87.7 percent for the first three months of 2024.

Colonial Life Segment

Colonial Life reported adjusted operating income of $115.7 million in the first quarter of 2025, a 1.8 percent increase compared to $113.7 million in the first quarter of 2024. Premium income increased 2.3 percent to $457.3 million in the first quarter of 2025, compared to $446.9 million in the first quarter of 2024, due to prior period sales in all product lines. Net investment income increased 7.4 percent to $42.2 million in the first quarter of 2025, compared to $39.3 million in the first quarter of 2024, due to an increase in the level of invested assets and an increase in the yield on invested assets. The benefit ratio was 47.7 percent in the first quarter of 2025, compared to 48.6 percent in the first quarter of 2024, primarily due to favorable benefit experience in the life and cancer and critical illness product lines. Sales increased 2.2 percent to $105.3 million in the first quarter of 2025, compared to $103.0 million in the first quarter of 2024. Persistency in the Colonial Life segment was 78.1 percent for the first three months of 2025, compared to 78.4 percent for the first three months of 2024.

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Closed Block Segment

The Closed Block segment reported adjusted operating income of $24.4 million in the first quarter of 2025, which excludes the amortization of cost of reinsurance of $9.6 million and the impact of non-contemporaneous reinsurance of $6.8 million related to the Closed Block individual disability reinsurance transaction, compared to $24.3 million in the first quarter of 2024, which excludes the amortization of cost of reinsurance of $10.4 million and the impact of non-contemporaneous reinsurance of $7.2 million related to the Closed Block individual disability reinsurance transaction. Premium income for this segment is largely driven by our long-term care product line, and in the first quarter of 2025, premium income for long-term care was generally consistent with the same period of 2024. Net investment income decreased 1.2 percent to $269.7 million in the first quarter of 2025, compared to $273.1 million in the first quarter of 2024, primarily due to a decrease in the level of invested assets and lower miscellaneous investment income, partially offset by an increase in yield on invested assets.

Policy benefits including remeasurement loss, excluding the impacts of non-contemporaneous reinsurance, for the Closed Block segment were lower during the first quarter of 2025 relative to the same period of 2024 driven primarily by policyholder lapses in our all other product line as well as higher claimant mortality and the impact of capped cohorts in the long-term care product line. The net premium ratio for long-term care at March 31, 2025 of 94.7 percent was generally consistent with the net premium ratio of 94.6 percent as of December 31, 2024.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $41.1 million in the first quarter of 2025, compared to an adjusted operating loss of $46.1 million in the first quarter of 2024, due primarily to an increase in net investment income, driven by an increase in the level of invested assets.

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OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 178.9 million for the first quarter of 2025, compared to 193.3 million for the first quarter of 2024. Shares outstanding totaled 175.8 million at March 31, 2025. During the first quarter of 2025, the Company repurchased 3.3 million shares at a total cost of $202.6 million.

Capital Management

At March 31, 2025, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 460 percent, and the holding companies had available holding company liquidity of $2,214.5 million.

Book Value

Book value per common share as of March 31, 2025 was $63.78, compared to $53.38 at March 31, 2024. Book value per common share excluding AOCI as of March 31, 2025 was $76.17, compared to $68.73 at March 31, 2024.

Effective Tax Rate

The effective tax rate on adjusted operating earnings was 21.7 percent in the first quarter of 2025.

Outlook

Full-year 2025 outlook of an increase in after-tax adjusted operating income per share of 6 percent to 10 percent when comparing to full-year 2024.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures which exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

•After-tax adjusted operating income or loss, which excludes investment gains or losses, amortization of the cost of reinsurance, non-contemporaneous reinsurance, and reserve assumption updates;
•Book value per common share, which is calculated excluding AOCI;
•Premium income in constant currency, which excludes the impact of fluctuations in exchange rates between the U.S. dollar and the local currencies in which our Unum International segment is conducted. Given volatility in foreign currency exchange markets, exchange rates can fluctuate between periods. We believe translating prior period results using current period local currency exchange rates provides a more comparable view of our results.

Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. Investment gains or losses and unrealized gains or losses on securities depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our Company. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business. Book value per common share excluding AOCI provides a more comparable and consistent view of our results, as AOCI tends to fluctuate depending on market conditions and general economic trends.

We exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021. As a result, we exclude the amortization of the cost of reinsurance that we recognized upon the exit of the business related to the policies on claim status as well

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as the impact of non-contemporaneous reinsurance that resulted from the adoption of ASU 2018-12. We believe that the exclusion of these items provides a better view of our results from our ongoing businesses.

Cash flow assumptions used to calculate our liability for future policy benefits are reviewed at least annually and updated, as needed, with the resulting impact reflected in net income. While the effects of these assumption updates are recorded in the reporting period in which the review is completed, these updates reflect experience emergence and changes to expectations spanning multiple periods. We believe that by excluding the impact of reserve assumption updates we are providing a more comparable and consistent view of our quarterly results.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, April 30, 2025, at 8:00 am (Eastern Time) to discuss the results of operations for the first quarter of 2025. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

To receive dial in information for the call, please register in advance by using the following URL:
https://registrations.events/direct/Q4I330794 Upon registration you will receive a dial-in number to use to access the event. It is recommended that you register at least 10 minutes before the start of the event. In addition, a live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Wednesday, May 7, 2025 by using the registration URL noted above.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2025 is available on the “Investors” section of the Company’s website.

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ABOUT UNUM GROUP

Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2024, Unum Group reported revenues of $12.9 billion and paid $8.0 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

Visit the Unum Group newsroom (https://www.unumgroup.com/newsroom) for more information, and connect with us on LinkedIn (https://www.linkedin.com/company/unum), Facebook (https://www.facebook.com/unumbenefits/), and Instagram (https://www.instagram.com/unumbenefits/).

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SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities, claim payments, and pricing due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) changes in, or interpretations or enforcement of, laws and regulations; (5) a cybersecurity attack or other security breach resulting in compromised data or the unauthorized acquisition of confidential data; (6) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cybersecurity attack, or other event; (7) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (8) the impact of pandemics and other public health issues on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (9) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (10) ineffectiveness of our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, collateral requirements, changes in interest rates, and/or regulation; (11) our use of artificial intelligence technology, as well as changes in artificial intelligence laws and regulations; (12) changes in our financial strength and credit ratings; (13) our ability to hire and retain qualified employees; (14) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) disruptions to our business or our ability to access data caused by the use and reliance on third party vendors, including vendors providing web and cloud-based applications; (17) ability to generate sufficient internal liquidity and/or obtain external financing; (18) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet sustainability standards and expectations of investors, regulators, customers, and other stakeholders.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2024. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2025	2024
Revenue
Premium Income	$2,702.9	$2,610.3
Net Investment Income	513.2	513.5
Net Investment Loss	(206.8)	(1.2)
Other Income	82.3	77.7
Total Revenue	3,091.6	3,200.3

Benefits and Expenses
Policy Benefits Including Remeasurement Gain	1,871.0	1,785.3
Commissions	343.2	313.6
Interest and Debt Expense	52.0	49.5
Deferral of Acquisition Costs	(172.6)	(166.9)
Amortization of Deferred Acquisition Costs	125.4	126.2
Other Expenses	629.0	596.9
Total Benefits and Expenses	2,848.0	2,704.6

Income Before Income Tax	243.6	495.7
Income Tax Expense	54.5	100.5

Net Income	$189.1	$395.2

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.06	$2.05
Assuming Dilution	$1.06	$2.04

Weighted Average Common Shares - Basic (000s)	178,291.5	192,550.2
Weighted Average Common Shares - Assuming Dilution (000s)	178,882.4	193,267.1
Outstanding Shares - (000s)	175,826.9	191,453.7

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Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31
	2025		2024
	(in millions)	per share *	(in millions)	per share *
Net Income	$189.1	$1.06	$395.2	$2.04
Excluding:
Net Investment Loss
Net Investment Loss Related to the Anticipated Reinsurance Agreement (net of tax benefit of $36.9; $—)	(139.0)	(0.78)	—	—
Net Investment Loss, Other (net of tax benefit of $6.5; $0.4)	(24.4)	(0.13)	(0.8)	—
Total Net Investment Loss	(163.4)	(0.91)	(0.8)	—
Amortization of the Cost of Reinsurance (net of tax benefit of $2.0; $2.2)	(7.6)	(0.04)	(8.2)	(0.04)
Non-Contemporaneous Reinsurance (net of tax benefit of $1.4; $1.5)	(5.4)	(0.03)	(5.7)	(0.04)
After-tax Adjusted Operating Income	$365.5	$2.04	$409.9	$2.12

* Assuming Dilution

	March 31
	2025		2024
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$11,214.0	$63.78	$10,219.5	$53.38
Excluding:
Net Unrealized Loss on Securities	(2,333.2)	(13.27)	(2,360.8)	(12.33)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	1,019.1	5.80	225.3	1.18
Net Loss on Derivatives	(225.2)	(1.28)	(127.0)	(0.66)
Subtotal	12,753.3	72.53	12,482.0	65.19
Excluding:
Foreign Currency Translation Adjustment	(300.7)	(1.71)	(332.6)	(1.74)
Subtotal	13,054.0	74.24	12,814.6	66.93
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(338.8)	(1.93)	(344.9)	(1.80)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$13,392.8	$76.17	$13,159.5	$68.73

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	Three Months Ended
	March 31, 2025	March 31, 2024
	Premium Income	Premium Income in Local Currency[1]		Weighted Average Premium Income Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$203.7		£154.0	1.261	$194.2
Unum Poland	43.0	zł	145.0	0.251	36.4
Total	246.7				230.6
Unum US	1,780.9		$1,707.4		1,707.4
Colonial Life	457.3		$446.9		446.9
Core Operations	$2,484.9				$2,384.9
1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and millions of U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

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